EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is made and entered into by and between [_______________] (“Executive”) and Wingstop Inc. (the “Company”), effective as of [_______________]. Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
WHEREAS, the Company has adopted the Wingstop Inc. Executive Severance Plan (as may be amended exclusively by the Company from time to time, pursuant to the terms thereof and without Executive’s consent, the “Plan”) to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment;
WHEREAS, the Plan supersedes all prior written or unwritten severance pay plans, employment agreements, and other similar arrangements providing severance pay or similar benefits;
WHEREAS, a Participant in the Plan is eligible to receive severance benefits if such Participant’s employment is terminated under certain circumstances, as described in the Plan;
WHEREAS, Executive is a [Senior/Executive] Vice President of the Company and reports directly to the Company’s Chief Executive Officer; and
WHEREAS, the Company has selected Executive to be a Participant in the Plan, subject to Executive being an Eligible Employee on the date of Executive’s Qualifying Termination and the other terms and conditions set forth in the Plan, a current copy of which this Agreement is attached to and is deemed to be part of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:
ARTICLE I.
RESTRICTIVE COVENANTS
Section 1.1.    Non-Competition. For a period of 24 months (the “Restrictive Period”), regardless of the reason for Executive’s termination, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide management or executive services, similar to those that Executive provided to the Company or its Affiliates at any time during the last 24 months of Executive’s employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located. For purposes of this Agreement, the term “Territory” means (i) the United States and (ii) any nation in the world in which the Company operates, has franchises or company stores or restaurants, or has an executed development, operation, or franchise agreement as of the last date of Executive’s employment with the Company. For the purposes of this Agreement, the term “Competing Business” means any business that (i) owns, operates, develops or franchises a restaurant (whether dine-in, take-out, home delivery, or otherwise) or related business which derives 20% or more of its gross revenues from the sale of any combination of chicken wings, boneless chicken wings, chicken strips, and any other chicken product sold at a Wingstop location, and (ii) operates in the Territory as of the last date of Executive’s employment. Executive acknowledges and agrees that the Territory identified in this Section 1.1 is the geographic area in or as to which Executive is expected to perform services or have responsibilities for the Company and its Affiliates by being actively engaged as a member of the Company’s management team during Executive’s employment with the Company.
Section 1.2.    Non-Solicitation.
(a)    For the Restrictive Period, regardless of the reason for Executive’s termination, Executive shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity, or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company or its Affiliates in any Competing Business, any customers or franchisees of the Company or its Affiliates with whom Executive had or made contact in the course of Executive’s employment by the Company.
(b)    For the Restrictive Period, regardless of the reason for Executive’s termination, Executive shall not, directly or indirectly, (i) solicit or attempt to solicit any potential franchisee with whom Executive had material contact in the course of Executive’s employment with the Company to enter into a franchise agreement with any other person, firm, or entity of a type generally similar to or competitive with the franchise arrangements of the Company, or (ii) encourage any franchisee to terminate its franchise relationship with the Company.
(c)    For the Restrictive Period, regardless of the reason for Executive’s termination, Executive shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity, or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer or employee of the Company or its Affiliates with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce such officer’s or employee’s employment with the Company or its Affiliates and shall not assist any other person or entity in such a solicitation.
Section 1.3.    The Company’s Property.
(a)    Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, shall promptly return all Property that had been entrusted or made available to Executive by the Company.
(b)    The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, and other property of any kind or description prepared, used, or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed, or acquired at any time by Executive, individually or with others, during Executive’s employment that relate to the Company’s business, products, or services.
Section 1.4.    Trade Secrets.
(a)    Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.
(b)    The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy.
(c)    This Section 1.4 and Section 1.5 are intended to provide rights to the Company that are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets and Confidential Information (as defined below in Section 1.5(b)).
(d)    Executive acknowledges and agrees that the Company will prosecute any non-confidential disclosure or misappropriation of the Company’s Trade Secrets to the full extent allowed by federal, state, and common law. Executive further acknowledges and agrees that Executive has received and understands the following notice concerning immunity from liability for confidential disclosure of a trade secret to the government or in a court filing: Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
Section 1.5.    Confidential Information.
(a)    Executive while employed by the Company and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.
(b)    The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company relating to its businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company, and is not generally known to the Company’s competitors, including customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current, and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans, and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
Section 1.6.    Protected Rights. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law and regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. The Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.
Section 1.7.    Ownership of Work Product.
(a)    Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this Section 1.7(a) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless the Work Product (i) relates directly or indirectly to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company and its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents, and any other protection available to the Work Product.
(b)    Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, or defend the Company’s ownership of the Work Product, including (i) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance, and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title, or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.
Section 1.8.    Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board, or any of their respective current, former or future Affiliates, or any current, former, or future stockholders, partners, managers, members, officers, directors, employees, franchisors, or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners, or potential business partners. Former Affiliates are third party beneficiaries of Executive’s obligations under this Section 1.8.
Section 1.9.    Cooperation. Executive will cooperate with all reasonable requests by the Company (or any Affiliate of the Company) at the Company’s reasonable expense for assistance in connection with any matters involving the Company (or any Affiliate of the Company), including by providing truthful testimony in person in any legal proceedings without having to be subpoenaed.
Section 1.10.    Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this ARTICLE I are obligations that will continue beyond the date Executive’s employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. In addition, the Company shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this ARTICLE I, including, but in no way limited to, seeking injunctive relief.
ARTICLE II.
REMEDIES
Section 2.1.    In the event of a breach or threatened breach by Executive of any of the covenants contained in ARTICLE I:
(a)    any unpaid Severance and any unpaid Pro-Rata Bonus shall be forfeited, effective as of the date of such breach, unless sooner forfeited by operation of another term or condition of this Agreement;
(b)    Executive must repay to the Company within 10 business days of the date of such breach any Severance and Pro-Rata Bonus that has been paid to Executive;
(c)    any right to Benefit Continuation shall be forfeited effective as of the date of such breach, unless sooner forfeited by operation of another term or condition of this Agreement;
(d)    Executive must repay to the Company within 10 business days of the date of such breach any Benefit Continuation reimbursement payments that have been paid to Executive;
(e)    any unvested portion of Executive’s service-based Awards shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement;

(f)    any unvested portion of Executive’s performance-based Awards shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement; and
(g)    Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.
ARTICLE III.
GENERAL PROVISIONS
Section 3.1.    Executive agrees that this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. For the avoidance of doubt, Executive agrees and acknowledges that any employment agreement between Executive and the Company, including, without limitation, that certain Employment Agreement between Executive and Wingstop Restaurants Inc. (a wholly-owned subsidiary of the Company), dated [______], is terminated in connection with Executive’s execution of this Agreement. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
Section 3.2.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect.
Section 3.3.    Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this Agreement. Executive acknowledges and agrees that Executive has had an opportunity to consult with Executive’s personal tax, financial planning advisor and/or attorney about the tax, financial, and legal consequences of Executive’s participation in the Plan before signing this Agreement.
Section 3.4.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth above. Please sign below and return this Agreement to the Company’s General Counsel by [___________].

WINGSTOP INC.
By:
Name:
Title:

I accept my designation as a Participant under the terms and conditions of the Plan and this Agreement.
[EXECUTIVE]

Date:

SIGNATURE PAGE TO
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT